Exhibit (d)(4)

Equity Commitment Letter

November 25, 2017

MGC Parent LLC

10 Westport Rd. Suite C204

Wilton, CT 06897

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Altus Capital Partners II, L.P., a Delaware limited partnership (“Sponsor”), subject to the terms and conditions contained herein, to cause the purchase of certain equity securities of MGC Parent LLC, a Delaware limited liability company and an Affiliate of Sponsor (“Parent”), in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, AC Breathe Merger Sub Inc., a Minnesota corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and MGC Diagnostics Corporation, a Minnesota corporation (the “Company”). This letter agreement is the “Equity Commitment Letter” under and defined in the Merger Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

1. Commitment. Sponsor hereby commits to Parent, subject to the terms and conditions set forth herein, that it shall cause the purchase of equity securities of Parent for an aggregate amount in cash of $22,263,200 (the “Commitment”) solely for the purpose of funding Parent’s payment obligations to shareholders of the Company pursuant to the Merger Agreement; provided that under no circumstance shall Sponsor be obligated to fund to Parent, in the aggregate, an amount in excess of the Commitment. Sponsor may cause the purchase of such equity securities of Parent, directly or indirectly, through one or more of its Affiliates.

2. Conditions. The Commitment shall be subject to the satisfaction, or waiver by the Parent, of each of the following conditions: (a) each of the conditions set forth in Section 7.1 to the Merger Agreement and each of the Offer Conditions (in each case, other than those conditions that by their nature are to be satisfied by actions taken at the Offer Closing) shall have been satisfied (or waived by Parent), (b) the Company shall have given notice in writing to Parent representing that it is ready, willing and able complete the Closing and (c) the full amount of the Debt Financing shall have been funded or shall be funded at the Closing.

3. No Third Party Beneficiaries. This letter agreement shall inure to the benefit of and be binding upon Parent and Sponsor. Except as set forth in Section 4 of this letter agreement, nothing in this letter agreement, express or implied, is intended to nor does it confer upon any person other than Parent and Sponsor any rights or remedies under, or by reason of, or any rights to enforce the Commitment or any provisions of this letter agreement or to confer upon any person any rights or remedies against any person other than Sponsor under or by reason

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of this letter agreement. Without limiting the foregoing, this letter agreement may only be enforced by Parent. In no event shall any of Parent’s creditors or any other person have any right to enforce this letter agreement.

4. No Modification. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, Sponsor and the Company. No transfer of any rights or obligations hereunder shall be permitted without the consent of Parent, Sponsor and the Company.

5. Representations and Warranties of Sponsor. Sponsor hereby represents and warrants to Parent as follows: (a) Sponsor is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware; (b) Sponsor has taken all action necessary to execute and deliver this letter agreement; (c) the execution, delivery and performance of this letter agreement does not contravene any provision of Sponsor’s certificate of incorporation, partnership agreement, operating agreement or similar organizational document or any Law binding on Sponsor or its assets; (d) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by Sponsor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement; (e) this letter agreement has been duly authorized, executed and delivered by Sponsor and constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (f) for so long as this letter agreement shall remain in effect in accordance with its terms, Sponsor shall have the cash on hand and/or capital commitments available to be called to pay and perform its obligations under this letter agreement, and all funds necessary for Sponsor to fulfill its obligations under this letter agreement shall remain available to Sponsor.

6. Enforcement. Any and all remedies provided in this letter agreement will be deemed cumulative with and not exclusive of any other remedy conferred by this letter agreement, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this letter agreement in accordance with its specific terms or otherwise breach such provisions. It is accordingly agreed that prior to the termination of this letter agreement in accordance with Section 12 of this letter agreement, the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

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7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Minnesota.

8. Jurisdiction, Venue. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the District Court of Hennepin County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the State of Minnesota. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

9. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):

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To Sponsor:

Altus Capital Partners, L.P.
10 Westport Rd. Suite C204
Wilton, CT 06897
Attention:	Heidi Goldstein
Facsimile:	(203) 429-2010

with copies to:

Miller Johnson
45 Ottawa Avenue, S.W., Suite 1100
Grand Rapids, MI 49503
Attention:	Erik R. Daly
Facsimile:	(616) 988-1723

To Parent:

MGC Parent LLC
10 Westport Rd. Suite C204
Wilton, CT 06897
Attention:	Heidi Goldstein
Facsimile:	(203) 429-2010

with copies to:

Miller Johnson
45 Ottawa Avenue, S.W., Suite 1100
Grand Rapids, MI 49503
Attention:	Erik R. Daly
Facsimile:	(616) 988-1723

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY TO THIS LETTER AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (b) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS

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WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Counterparts. This letter agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This letter agreement will become effective when each party to this letter agreement will have received counterparts signed by all of the other parties.

12. Termination. The obligation of Sponsor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with the terms of the Merger Agreement and (b) the Effective Time.

13. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Parent covenants, agrees and acknowledges that no person (other than Sponsor) has any obligation hereunder and that, notwithstanding that Sponsor and/or certain investment managers, managers or general partners of it or its affiliates may be partnerships or limited liability companies, Parent has no right of recovery under this letter agreement, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates (other than Sponsor) including, for the avoidance of doubt, members, managers or general or limited partners of Sponsor, Parent or Merger Sub or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate (other than Sponsor) or agent of any of the foregoing (collectively, each of the foregoing but not including Parent or its respective assignees themselves, a “Non-Recourse Party”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company or Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

14. Complete Agreement. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter of this letter agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties to this letter agreement with respect to the subject matter of this letter agreement.

15. Severability. If any term or provision of this letter agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this letter agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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Sincerely,

ALTUS CAPITAL PARTNERS II, L.P.

By:	Altus Management II, L.P., its General Partner

By: /s/ Gregory L. Greenberg
Name: Gregory L. Greenberg Title: Member

Accepted by:

MGC PARENT LLC

By:	/s/ Gregory L. Greenberg
Name: Gregory L. Greenberg
Title: Chairman

[Signature Page to Equity Commitment Letter]